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                                                                   Exhibit 4.18

                           CERTIFICATE OF DESIGNATIONS

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                     OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                         AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                              SERIES C CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                               ELECTRIC CITY CORP.

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

               Electric City Corp., a Delaware corporation (the "CORPORATION"), certifies that pursuant to the authority contained in Article 4 of its Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at a meeting called and held on May 22, 2002 adopted the following resolution, which remains in full force and effect on the date hereof:

               RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $.01 per share, which series shall be designated as "SERIES C CONVERTIBLE PREFERRED STOCK," shall consist of [ ] shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

               1. DEFINITIONS. The following terms when used herein shall, except where the context otherwise requires, have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof:

               "BOARD" means Board of Directors of the Corporation.

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               "BUSINESS DAY" means a day other than a Saturday or Sunday, or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

               "BY-LAWS" means the by-laws of the Corporation.

               "CHANGE OF CONTROL TRANSACTION" means a transaction which results in the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Corporation; (ii) the Corporation consolidates with or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Corporation, in any such event, pursuant to a transaction in which the outstanding voting stock of the Corporation is converted into or exchanged for cash, securities or other property; (iii) any person consolidates with or merges with or into a subsidiary of the Corporation and such consolidation or merger results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation or results in the holders of the outstanding voting securities of this Corporation immediately prior to such transaction holding less than a majority of the voting securities of this Corporation or the surviving entity immediately thereafter; or (iv) the Corporation is liquidated or dissolved or a special resolution is passed by the stockholders of the Corporation approving the plan of liquidation or dissolution.

               "CLOSING PRICE" means the closing price of the Common Stock as reported on The American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which the Common Stock is then listed for trading).

               "COMMON STOCK" means the Corporation's authorized common stock, par value $.0001 per share.

               "CONVERSION DATE" shall have the meaning set forth in SECTION 7(c) hereof.

               "CONVERSION PRICE" shall have the meaning set forth in SECTION 7(a) hereof.

               "CONVERSION SHARES" shall have the meaning set forth in SECTION 7(a) hereof.

               "CONVERTIBLE SECURITIES" shall have the meaning set forth in
SECTION 7(e)(i) hereof.

               "DIVIDEND PAYMENT DATE" shall have the meaning set forth in
SECTION 3(a) hereof.

               "DIVIDEND RATE" shall have the meaning set forth in SECTION 3(a) hereof.

               "DIVIDEND RECORD DATE" shall have the meaning set forth in
SECTION 3(a) hereof.

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               "JUNIOR STOCK" shall have the meaning set forth in SECTION 3(b)
hereof.

               "LIQUIDATION AMOUNT" means the higher of (i) 200% of the Stated Value plus any accrued but unpaid dividends, and (ii) the Market Price of the number of shares of Common Stock into which one (1) share of Series C Preferred Stock is convertible.

               "MARKET PRICE" shall have the meaning set forth in SECTION 7(e)(vi) hereof.

               "NOTICE OF REDEMPTION" shall have the meaning set forth in
SECTION 5(c) hereof.

               "PARITY STOCK" means the Company's Series A Preferred Stock and any class or series of stock of the Corporation authorized after the date of issuance of the Series C Preferred Stock in accordance with SECTION 6(e) hereof ranking on a parity with the Series C Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation.

               "PERSON" means an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

               "PURCHASE RIGHTS" shall have the meaning set forth in SECTION 7(f)(ii) hereof.

               "REDEMPTION DATE" shall have the meaning set forth in SECTION 5(c) hereof.

               "REDEMPTION PRICE" shall have the meaning set forth in Section 5(b) hereof.

               "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement dated as of May __, 2002 by and among the Corporation and certain investors party thereto, as the same may be amended from time to time.

               "SENIOR STOCK" means any class or series of stock of the Corporation authorized after the date of issuance of the Series C Preferred Stock in accordance with SECTION 6(e) hereof ranking senior to the Series C Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation.

               "SERIES A PREFERRED STOCK" means the Corporation's Series A Convertible Preferred Stock, par value $0.01 per share.

               "SERIES A CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations, Preferences And Relative, Participating, Optional And Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Corporation filed with the Secretary of State of Delaware on or about September 7, 2001.

               "SERIES C PREFERRED STOCK" shall have the meaning set forth in
SECTION 2 hereof.

               "SERIES C PREFERRED STOCK ISSUE DATE" means the date of the initial Closing (as defined therein) under the Securities Purchase Agreement.

               "STATED VALUE" shall have the meaning set forth in SECTION 2 hereof.

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               2. DESIGNATION AND AMOUNT. The designation of the series of the
Preferred Stock shall be "Series C Convertible Preferred Stock," par value $.01 per share (the "SERIES C PREFERRED STOCK"). The number of shares of Series C Preferred Stock shall be [ ]. The Series C Preferred Stock shall be assigned a stated value of $10.00 per share (as adjusted for stock splits, stock combinations, recapitalizations and the like, the "STATED VALUE").

               3.   DIVIDENDS.

                    (a) RATE, ETC. The holders of shares of Series C Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends from the date of issue thereof, on the Stated Value plus any accrued but unpaid dividends, at an annual rate equal to ten percent (10%) (the "DIVIDEND RATE") through and including the first Dividend Payment Date following the third anniversary of the Series C Preferred Stock Issue Date, after which the Dividend Rate shall increase by one-half of one percent (0.5%) every six months up to a maximum rate of fifteen percent (15%) per annum. Dividends hereunder shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, accruing and payable quarterly, in arrears, on the last day in June, September, December and March of each year (each a "DIVIDEND PAYMENT DATE"), commencing on May __, 2002 until such time as the Series C Preferred Stock is retired in full. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day with the same effect as though made on such Dividend Payment Date. Through and including the first Dividend Payment Date following the third anniversary of the Series C Preferred Stock Issue Date, dividends on the Series C Preferred Stock may be paid in cash or additional shares of Series C Preferred Stock at the sole discretion of the Board. The cash equivalent of a share of Series C Preferred Stock shall be the Stated Value. After the first Dividend Payment Date following the third anniversary of the Series C Preferred Stock Issue Date, dividends on the Series C Preferred Stock shall be paid by the Corporation in cash only. Dividends shall accrue and be cumulative with respect to each share of Series C Preferred Stock from the date of original issuance whether or not earned or declared. Except as otherwise required by law, the "DIVIDEND RECORD DATE" with respect to the next succeeding Dividend Payment Date shall be the date ten (10) Business Days prior to such Dividend Payment Date. Upon conversion of any shares of Series C Preferred Stock, dividends shall be paid as provided in SECTION 7 hereof.

                    (b) RANK, ETC.

                    Unless full dividends, if applicable, on all outstanding shares of Series C Preferred Stock that have previously become due and payable, have been paid or are contemporaneously declared and paid (or declared and a sum sufficient for the payment thereof is set apart for such payment), the Corporation shall not (i) declare or pay any dividend on (A) the Series C Preferred Stock, except if such dividend is allocated pro rata on a share-by-share basis among all shares of Series C Preferred Stock at that time outstanding, (B) any other class of Parity Stock, except if such dividend is allocated pro rata on a share-by-share basis among all shares of Series C Preferred Stock and any other class of Parity Stock at that time outstanding taken together as a class, (C) the Common Stock or (D) on any other class or series of stock ranking junior to the Series C Preferred Stock as to dividends or upon liquidation (the Common

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Stock and any such junior class or series being the "JUNIOR STOCK") or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of, any Parity Stock or Junior Stock or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation or (ii) purchase or redeem any of the shares of Series C Preferred Stock, unless such purchase or redemption is pursuant to SECTION 5 or SECTION 6(e)(i)(D), or purchase or redeem any shares of Parity Stock or Junior Stock then outstanding, unless such purchase or redemption is approved in accordance with SECTION 6(e) hereof. If any dividend is paid on the Common Stock, the holders of shares of Series C Preferred Stock shall be entitled to receive, in addition to dividends as provided in SECTION 3(a) hereof, additional dividends to the extent necessary so that the aggregate dividends paid on Series C Preferred Stock from the issue date thereof shall not be less than the aggregate dividends paid on Common Stock during the corresponding period.

               4. LIQUIDATION.

                    (a) PREFERENCE UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (any or all of such events, a "LIQUIDATION"), whether voluntary or involuntary, subject to the prior preferences and other rights of any Senior Stock, if any, as to liquidation preferences, the holders of shares of Series C Preferred Stock then outstanding shall be entitled first as if members of a single class of securities with the holders of any Parity Stock, if any, to be paid out of the assets of the Corporation, before any payment shall be made to the holders of the Junior Stock, the Liquidation Amount per outstanding share. Except as provided in this SECTION 4(a), holders of Series C Preferred Stock shall not be entitled to any distribution in the event of a liquidation.

                    (b) INSUFFICIENT ASSETS. If, upon any liquidation pursuant to SECTION 4(a), the assets of the Corporation are insufficient to pay the holders of shares of the Series C Preferred Stock and any Parity Stock, if any, then outstanding the full amount to which they shall be entitled, such assets shall be distributed to each holder of the Series C Preferred Stock and Parity Stock, if any, pro-rata based on the number of shares of Series C Preferred Stock and Parity Stock, if any, held by each.

                    (c) RIGHTS OF OTHER HOLDERS. In the event of any liquidation pursuant to SECTION 4(a), after payment shall have been made to the holders of the Series C Preferred Stock and Parity Stock, if any, of all preferential amounts to which they shall be entitled, the holders of shares of Junior Stock shall receive such amounts as to which they are entitled by the terms thereof.

               5. REDEMPTION.

                    (a) MANDATORY REDEMPTION. The Series C Preferred Stock shall not be subject to mandatory redemption by the Corporation.

                    (b) OPTIONAL REDEMPTION. Through and including the third anniversary of the Series C Preferred Stock Issue Date, the shares of Series C Preferred Stock may not be redeemed by the Corporation. At any time after the third anniversary of the Series C

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Preferred Stock Issue Date, all, but not less than all, of the outstanding shares of Series C Preferred Stock may be redeemed, at the option of the Corporation, at a price per share equal to and in the form of (i) cash in an amount equal to the Stated Value plus any accrued but unpaid dividends, plus
(ii) that number of fully paid and nonassessable shares of Common Stock having a Market Price equal to seventy percent (70%) of the excess, if any, of (x) the Market Price on the day immediately preceding the Redemption Date of the number of shares of Common Stock into which a share of Series C Preferred Stock is then convertible over (y) the Stated Value (such cash and shares, the "REDEMPTION PRICE") if (A) the Closing Price exceeds $7.50 per share (as adjusted for stock splits, stock combinations, recapitalizations and the like) for at least the twenty (20) consecutive trading days immediately preceding the date the Corporation sends a Notice of Redemption to all holders of record of the Series C Preferred Stock and (B) the average daily trading volume for such twenty (20) trading day period (as adjusted to exclude the highest and lowest volume trading days during such period) exceeds 500,000 shares.

                    (c) MECHANICS OF REDEMPTION. A notice of redemption ("NOTICE OF REDEMPTION") shall be sent by or on behalf of the Corporation not less than fifteen (15) Business Days nor more than thirty (30) days prior to the date specified for redemption in such notice (the "REDEMPTION DATE"), by first class mail, postage prepaid, to all holders of record of the Series C Preferred Stock at their last addresses as they shall appear on the books of the Corporation; PROVIDED, HOWEVER, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock or the Common Stock may be listed or admitted to trading, such notice shall state:
(i) that such redemption is being made pursuant to the optional redemption provisions hereof; (ii) the Redemption Date; (iii) a description of the formula for calculating the Redemption Price and the estimated amount of the Redemption Price by component as of the date of the Notice of Redemption; (iv) that all the outstanding shares of Series C Preferred Stock are to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (vi) that dividends on the shares of Series C Preferred Stock will cease to accumulate on the Redemption Date. Upon the mailing of any such Notice of Redemption, the Corporation shall become obligated to redeem at the time of redemption specified therein all shares of Series C Preferred Stock.

                    (d) If a Notice of Redemption has been mailed in accordance with SECTION 5(c) above and if all funds and shares of Common Stock necessary for such redemption shall have been set aside by the Corporation on or before the Redemption Date, separate and apart from its other funds in trust for the benefit of the holders of the outstanding shares of Series C Preferred Stock, so as to be, and to continue to be available therefor, then dividends on the shares of the Series C Preferred Stock so called for redemption shall cease to accrue or accumulate on the Redemption Date, and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series C Preferred Stock on the Redemption Date, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease on the Redemption Date. Upon surrender, in accordance with such Notice of Redemption, of the certificates for any shares of Series C Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the

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Corporation shall so require and the Notice shall so state), such shares of
Series C Preferred Stock shall be redeemed by the Corporation at the Redemption Price.

                    (e) OPTION TO CONVERT. Notwithstanding the delivery by the Corporation of a Notice of Redemption, each holder of Series C Preferred Stock may convert all or any portion of his, her or its shares of Series C Preferred Stock into shares of Common Stock in accordance with SECTION 7(a) and SECTION 7(c) hereof until the close of business on the day prior to the Redemption Date.

               6.   VOTING RIGHTS.

                    (a) GENERAL. Except as to the election of directors and as to any special approvals required under Section 6(b), as to which Section 6(b) and (c) shall apply to the exclusion of any voting rights under this Section 6(a), the holder of record of each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series C Preferred Stock could then be converted, and with respect to such vote, such holder of record shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote together with the holders of Common Stock as a single class, with respect to any question upon which holders of record of Common Stock have the right to vote, except as otherwise required by applicable law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series C Preferred Stock held by each holder of record could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                    (b)     SPECIAL APPROVAL RIGHTS.

                    (i) For so long as any shares of Series C Preferred Stock remain issued and outstanding, the Corporation shall not, without the affirmative written consent or approval of the holders of record representing 75% or more of the aggregate number of shares of Series A Preferred Stock and Series C Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Corporation's capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Corporation's Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock and the holders of the Series C Preferred Stock):

                    (1) enter into any agreement that would restrict the Corporation's ability to perform under the Securities Purchase Agreement;

                    (2) amend its Certificate of Incorporation (including this resolution) or Bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series C Preferred Stock;

                    (3) engage in any transaction that would impair or reduce the rights, powers or preferences of the Series C Preferred Stock as a class; or

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                    (4) complete any Change of Control Transaction (PROVIDED
     that if less than 400,000 shares of the Series C Preferred Stock are then outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like) and the then holders of Series C Preferred Stock refused to consent to such Change of Control Transaction pursuant to this SECTION 6(b)(i)(B), the Corporation may, at its option, redeem all, but not less than all, of such Series C Preferred Stock in connection with the completion of such Change of Control Transaction at a redemption price per share equal to the Liquidation Amount, in accordance with the procedures set forth in SECTIONS 5(c)-(e) above; but PROVIDED FURTHER, that any such redemption shall be made subject to, and expressly conditioned upon, the consummation of the proposed Change of Control Transaction.

                    (ii) For so long as at least 800,000 shares in the aggregate of Series A Preferred Stock and Series C Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like), the Corporation shall not, without the affirmative written consent or approval of the holders of record of shares representing 66-2/3% of the aggregate number of shares of Series A Preferred Stock and Series C Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Corporation's capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Corporation's Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock and to the holders of the Series C Preferred Stock):

                    (A) authorize or issue any Senior Stock or Parity Stock or any securities convertible, exercisable or exchangeable into such securities, other than:

                            (1) Series A Preferred Stock issued upon exercise of warrants outstanding on May 31, 2002;

                            (2) Series A Preferred Stock issued as payment in kind of any accrued but unpaid dividends on the Series A Preferred Stock;

                            (3) Series C Preferred Stock issued upon exercise of the Series C Preferred Stock Warrants issued pursuant to the Securities Purchase Agreement; or

                            (4) Series C Preferred Stock issued as payment in kind of any accrued but unpaid dividends on the Series C Preferred Stock;

                    (B) authorize or issue any options, rights or warrants to purchase capital stock of the Corporation or enter into any agreement or amendment with respect to any outstanding options, rights or warrants to purchase capital stock of the Corporation that reduces or that has the effect of reducing the per share exercise price for any such options, rights or warrants or by canceling existing options, rights or warrants in connection with the grant of a new option, right or warrant;

                    (C) authorize or issue any debt securities of the Corporation or any of its subsidiaries, other than debt under the Corporation's existing revolving lines of credit in effect as of July 31, 2001 or the replacement thereof on substantially similar terms, and

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     any additional debt up to $1,000,000 in the aggregate issued or incurred in the ordinary course of business (excluding trade payables incurred in the ordinary course of business);

                    (D) purchase, redeem, or otherwise acquire any of the Corporation's capital stock, other than (x) the redemption of the Series C Preferred Stock pursuant to SECTION 5 or SECTION 6(b)(i)(B) hereof, or (y) the redemption of the Series A Preferred Stock pursuant to section 5 or section 6(e)(i)(D) of the Series A Certificate of Designations;

                    (E) enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Corporation or any of its subsidiaries;

                    (F) sell or lease assets of the Corporation or any of its subsidiaries, except in the ordinary course of business;

                    (G) declare or pay any cash dividends or make any distributions on any of its capital stock, other than on the Series A Preferred Stock and the Series C Preferred Stock;

                    (H) authorize the payment or pay to any individual employee of the Corporation of cash compensation in excess of $500,000 per annum; or

                    (I) enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Corporation or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

                    (iii) For so long as at least 1,200,000 shares in the aggregate of Series A Preferred Stock and Series C Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like), the Corporation shall not, without the affirmative written consent or approval of the holders representing 66-2/3% of the aggregate number of shares of Series A Preferred Stock and Series C Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Corporation's capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Corporation's Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock and the holders of the Series C Preferred Stock):

                    (A) terminate or newly appoint the chief executive officer or president of the Corporation;

                    (B) approve any annual capital expense budget if such budget provides for annual capital expenditures by the Corporation and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

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                    (C)     approve the incurrence of any single capital
     expenditure (or series of related capital expenditures) in excess of $500,000; PROVIDED, HOWEVER, the Corporation may make any reasonable emergency capital expenditure that the Board of Directors determines is necessary to maintain the operations of the Corporation as a result of a catastrophic event.

Notwithstanding any other provision in this resolution, (I) upon the consent or approval of the holders of record of the required numbers of shares of Series C Preferred Stock (or, where applicable holders of Series C Preferred Stock and holders of Series A Preferred Stock), with respect to SECTION 6(b)(i), SECTION 6(b)(ii) and SECTION 6(b)(iii), and (II) with such other votes or consents as may be required by Delaware law, the rules and regulations of the Securities and Exchange Commission, the regulations of the American Stock Exchange or other securities exchange applicable to the Corporation or pursuant to the Corporation's Certificate of Incorporation, the Corporation may take any such action referenced in this SECTION 6(b).

                    (c) VIOLATION OF SPECIAL APPROVAL RIGHTS. If the Corporation takes any action without first obtaining the requisite approval of the holders of record of the Series C Preferred Stock (or, where applicable holders of Series C Preferred Stock and holders of Series A Preferred Stock), pursuant to any of the special approval rights set forth in SECTION 6(b) (each, an "EVENT OF DEFAULT") it shall provide notice of such violation to all holders of Series C Preferred Stock. Any holder of Series C Preferred Stock may send written notice of any Event of Default, whether or not the Corporation gave notice pursuant to the preceding sentence, to the Secretary of the Corporation and demand that such Event of Default be cured within ten (10) days of the Corporation's receipt of such notice (or, solely in the case of the first such Event of Default, within thirty (30) days of the Corporation's receipt of such notice). If the Corporation does not cure such Event of Default within such ten-day or thirty-day period, as applicable, by obtaining the required consent of holders of the Series C Preferred Stock, then, in addition to any rights and remedies which may be available in equity or at law to the holders of the Series C Preferred Stock, (i) provided that the holders of the Series A Preferred Stock are not exercising their rights under the Series A Certificate of Designations to take control of the Corporation's board of directors, the holders of record of the shares of Series C Preferred Stock then outstanding shall be entitled to vote, as a single class to the exclusion of all other classes of the Corporation's capital stock (other than the rights of the Series A Preferred Stock) to elect that number of additional directors of the Board which shall constitute a majority of the total number of directors of the Corporation's Board of Directors, and (ii) in connection therewith, the authorized number of directors of the Corporation's Board of Directors shall be immediately and automatically increased by such number of additional directors. The term of office of all directors so elected pursuant to this Section 6(c) shall terminate immediately (x) upon any ex(x) upon any exercise of similar rights by the holders of the Series A Preferred Stock, and/or (b) when less than 20,000 shares of Series C Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like). The rights granted pursuant to this SECTION 6(c) may be exercised by written consent of the holders of Series C Preferred Stock, at a special meeting of the holders of Series C Preferred Stock, or at any annual meeting of stockholders held for the purpose of electing directors. If any director elected by the holders of the Series C Preferred Stock pursuant to this SECTION 6(c) shall cease to serve as a director before his or her term shall have expired, any such vacancy shall be filled by the holders of the Series C Preferred Stock. Any director elected by the holders of the Series C Preferred

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Stock pursuant to this SECTION 6(c) may be removed during such director's term of office by the holders of the Series C Preferred Stock.

               7.   CONVERSION RIGHTS.

                    (a) OPTIONAL CONVERSION OF SERIES C PREFERRED STOCK. The holder of any shares of Series C Preferred Stock shall have the right, at such holder's option, at any time or from time to time after sixty (60) days from the Series C Preferred Stock Issue Date to convert any or all of such holder's shares of Series C Preferred Stock into such number of fully paid and nonassessable shares of Common Stock (the "CONVERSION SHARES") as determined for each share of Series C Preferred Stock by dividing the Stated Value by the "CONVERSION PRICE" in effect at the time of such conversion. The initial "CONVERSION PRICE" shall be $1.00 (One Dollar). The Conversion Shares and the Conversion Price are subject to certain adjustments as set forth herein, and the terms Conversion Shares and Conversion Price as used herein shall as of any time be deemed to include all such adjustments to be given effect as of such time in accordance with the terms hereof; PROVIDED, that under no circumstances shall the Conversion Price be reduced to a level that is less than the par value of the Common Stock.

                    Upon the exercise of the option of the holder of any shares of Series C Preferred Stock to convert Series C Preferred Stock into Common Stock, the holder of such shares of Series C Preferred Stock to be converted shall surrender the certificates representing the shares of Series C Preferred Stock so to be converted in the manner provided in SECTION 7(c) hereof. Immediately following such conversion, the rights of the holders of converted Series C Preferred Stock (other than the right to receive dividends accrued to the date of such conversion) shall cease and the persons entitled to receive the Common Stock upon the conversion of Series C Preferred Stock shall be treated for all purposes (other than the right to receive dividends accrued to the date of such conversion) as having become the owners of such Common Stock.

                    (b) AUTOMATIC CONVERSION. Each share of Series C Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Stated Value by the Conversion Price in effect at the time of such conversion: (i) at such time as the Closing Price exceeds $12.00 per share (as adjusted appropriately for stock splits, stock combinations, recapitalizations and the like) for twenty
(20) consecutive trading days and the average daily trading volume for such twenty (20) trading day period (as adjusted to exclude the highest and lowest volume trading days during such period) exceeds 500,000 shares; or (ii) in the event of the consummation of a firmly underwritten primary public offering of Common Stock by the Corporation that results in aggregate gross proceeds of not less than $35 million, at a price per share of not less than $5.00 (as adjusted appropriately for stock splits, stock combinations, recapitalizations and the like). All accrued but unpaid dividends shall be payable immediately prior to conversion, either in cash or, at the option of the Corporation if such conversion occurs prior to the third anniversary of the Series C Preferred Stock Issue Date, in additional shares of Series C Preferred Stock.

                    (c) DELIVERY OF STOCK CERTIFICATES. The holder of any shares of Series C Preferred Stock may exercise the optional conversion right pursuant to SECTION 7(a) by delivering to the Corporation during regular business hours the certificate or certificates for the shares to be converted, duly endorsed or assigned either in blank or to the Corporation (if required by it), accompanied by written notice stating that such holder elects to convert such shares and shall provide a certificate to the Corporation as to the date of such conversion. Upon the occurrence of an automatic conversion pursuant to SECTION 7(b), the Corporation shall deliver notice to each holder of Series C Preferred Stock and each holder of any shares of Series C Preferred Stock shall deliver to the Corporation at the office of the Corporation the certificate or certificates for all shares of Series C Preferred Stock then held by such holder, duly endorsed or assigned either in blank or to the Corporation (if requested by it). Conversion shall be deemed to have been effected (i) in the case of an optional conversion, on the date when the aforesaid delivery of stock certificates accompanied by written notice of conversion is made if such day is a Business Day and otherwise on the Business Day following the date of the aforesaid delivery, and (ii) in the case of an automatic conversion pursuant to SECTION 7(b), upon the date of the event triggering the automatic conversion. In each case, such date is referred to herein as the "CONVERSION DATE." As promptly as practicable thereafter, the Corporation, through its transfer agent, shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock, as provided below; PROVIDED, HOWEVER, that in the case of a conversion in connection with liquidation, no such certificates need be issued. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become the stockholder of record in respect of such Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become the stockholder of record in respect of such Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a stock certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the stock certificate so surrendered for conversion, at the expense of the Corporation, a new stock certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered. The Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Series C Preferred Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax, if any, has been paid.

                    (d)     NO FRACTIONAL SHARES OF COMMON STOCK.

                            (i)    No fractional shares of Common Stock shall be
issued upon conversion of shares of Series C Preferred Stock and in lieu thereof, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then current Market Price (as defined in SECTION 7(e)(vi) below) of a share of Common Stock multiplied by such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests. In determining the number of shares of Common Stock and the payment, if any, in lieu of fractional shares that a holder of Series C Preferred Stock shall receive, the total number of shares of Series C Preferred Stock surrendered for conversion by such holder shall be aggregated.

                            (ii)   On the first Dividend Payment Date on which
accrued dividends are paid in full to holders of Series C Preferred Stock following the optional conversion pursuant to SECTION 7(a) of all or any portion of the Series C Preferred Stock, the Corporation shall pay any dividends accrued on such converted Series C Preferred Stock to the date of such conversion. Accrued dividends with respect to all shares converted pursuant to SECTION 7(b) hereof shall be paid in full on the Conversion Date out of funds legally available therefor or, at the option of the Corporation if such conversion occurs prior to the third anniversary of the Series C Preferred Stock Issue Date, in additional shares of Series C Preferred Stock.

                    (e) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. If and whenever after the Series C Preferred Stock Issue Date the Corporation shall issue or sell any shares of its Common Stock for a price per share less than, under certain circumstances (including, without limitation, those circumstances described in paragraphs (i) through (vii) below), the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale, the Conversion Price then in effect shall be reduced to such lower price per share.

                    For the purposes of this SECTION 7(e), the following paragraphs (i) through (vii) shall also be applicable:

                            (i)    ISSUANCE OF RIGHTS OR OPTIONS. In case at any
time after the date hereof the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise, except in the circumstances described in SECTION 7(f) below) any rights to subscribe for or to purchase, or any options or warrants for the purchase of, Common Stock or any stock, notes or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock, notes or securities being herein called "CONVERTIBLE SECURITIES"), whether or not such rights, options or warrants or the right to convert or exchange any such Convertible Securities are immediately exercisable, such grant shall be deemed a sale by the Corporation of its Common Stock and the price per share for such deemed sale of Common Stock shall be determined by dividing (A) the total amount, if any, in cash or property received or receivable by the Corporation as consideration for the granting of such rights, options or warrants, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such rights, options or warrants, plus, in the case of such rights, options or warrants that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, options or warrants or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights, options or warrants. Except as provided in SECTION 7(e)(iii), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights, options or warrants or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                            (ii)   ISSUANCE OF CONVERTIBLE SECURITIES. In case
at any time after the date hereof the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, such issuance or sale of Convertible Securities shall be deemed to be a sale by the Corporation of its Common Stock and the price per share for such Common Stock shall be determined by dividing (A) the total amount in cash or in property received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities; PROVIDED, HOWEVER, that (I) except as otherwise provided in SECTION 7(e)(iii), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (II) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this SECTION 7(e), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                            (iii)  CHANGE IN OPTION PRICE OR CONVERSION PRICE.
If the purchase price provided for in any right or option referred to in SECTION 7(e)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in SECTION 7(e)(i) or 7(e)(ii), or the rate at which any Convertible Securities referred to in SECTION 7(e)(i) or 7(e)(ii) are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price that would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. No readjustment pursuant to the preceding sentence shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of rights, options or Convertible Securities. On the expiration of any such option or right referred to in SECTION 7(e)(i) or the termination of any such right to convert or exchange any such Convertible Securities referred to in SECTION 7(e)(i) or 7(e)(ii), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price that would have been in effect at the time of such expiration or termination had such right, option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been granted, issued or sold. If the purchase price provided for in any such right or option referred to in SECTION 7(e)(i) or the rate at which any Convertible Securities referred to in SECTION 7(e)(i) or SECTION 7(e)(ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, if not already adjusted, forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such shares of Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

                            (iv)   CONSIDERATION FOR STOCK. Anything herein to
the contrary notwithstanding, in case at any time any shares of Common Stock or Convertible Securities or any rights, options or warrants to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

                            In case at any time any shares of Common Stock or
Convertible Securities or any rights, options or warrants to purchase any such shares of Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, in whole or in part, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined reasonably and in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case at any time any shares of Common Stock or Convertible Securities or any rights, options or warrants to purchase such shares of Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration received therefor shall be deemed to be the fair value as determined reasonably and in good faith by the Board of Directors of the Corporation of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights, options or warrants, as the case may be. In case at any time any rights, options or warrants to purchase any shares of Common Stock or Convertible Securities shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no consideration is allocated to such rights, options or warrants by the parties thereto, such rights, options or warrants shall be deemed to have been issued for an amount of consideration equal to the fair value thereof as determined reasonably and in good faith by the Board of Directors of the Corporation.

                            (v)    RECORD DATE. In case the Corporation shall
take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase shares of Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold as a result of the granting of such right of subscription or purchase.

                            (vi)   DEFINITION OF MARKET PRICE. Unless otherwise
set forth in this resolution, "MARKET PRICE" shall mean the last reported sale price of the applicable security as reported by the American Stock Exchange, the National Association of Securities Dealers, Inc. Automatic Quotations System, or, if the applicable security is listed or admitted for trading on another securities exchange, the last reported sales price of the applicable security on the principal exchange on which the applicable security is listed or admitted for trading (which shall be for consolidated trading if applicable to such exchange), or if neither so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Market Price cannot be determined as aforesaid, the Board of Directors of the Corporation shall determine the Market Price on the basis of such quotations as it in good faith considers appropriate, in consultation with a nationally recognized investment bank. The Market Price shall be such price averaged over a period of ten (10) consecutive Business Days ending two (2) days prior to the day as of which "Market Price" is being determined.

                            (vii)  ADJUSTMENT TO DETERMINATION OF CONVERSION
PRICE. When making the calculations and determinations described in this SECTION 7(e), there shall not be taken into account (A) the issuance of Common Stock upon the exercise of outstanding options or warrants outstanding on the Series C Preferred Stock Issue Date, (B) the issuance of Common Stock upon conversion of the Series C Preferred Stock, (C) the issuance of Common Stock upon exercise of any warrants issued pursuant to the Securities Purchase Agreement, (D) the issuance of Series C Preferred Stock upon exercise of the Series C Preferred Stock Warrants (as defined in the Securities Purchase Agreement), and (E) the issuance of 320,868 shares of Common Stock pursuant to the Securities Purchase Agreement.

                    (f) DIVIDENDS AND DISTRIBUTIONS; PURCHASE RIGHTS.

                    (i) In case at any time after the date hereof the Corporation shall declare a dividend or other distribution upon the shares of Common Stock of any class payable otherwise than in shares of Common Stock or Convertible Securities and otherwise than in the securities to which the provisions of SECTION 7(f)(ii) hereof apply, the Corporation shall pay over to each holder of Series C Preferred Stock, upon conversion thereof on or after the dividend payment date, the securities and other property (including cash) that such holder would have received (together with all distributions thereon) if such holder had converted the Series C Preferred Stock held by it on the record date fixed in connection with such dividend, and the Corporation shall take whatever steps are necessary or appropriate to keep in trust for the holders of the Series C Preferred Stock at all times such securities and other property as shall be required to fulfill its obligations hereunder in respect of the shares issuable upon the exercise or conversion of all the Series C Preferred Stock.

                    (ii) If at any time or from time to time on or after the Series C Preferred Stock Issue Date, the Corporation grants, issues or sells any options or rights (other than Convertible Securities) to purchase stock, warrants, securities or other property pro rata to the holders of Common Stock of all classes ("PURCHASE RIGHTS"), and if the holder shall be entitled to an adjustment pursuant to SECTION 7(e) above, then in lieu of such adjustment, each holder of Series C Preferred Stock shall be entitled, at such holder's option, to acquire (whether or not such holder's Series C Preferred Stock shall have been converted), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if such holder had held the number of shares of Common Stock issuable upon conversion of such Series C Preferred Stock immediately prior to the time or times at which the Corporation granted, issued or sold such Purchase Rights.

                    (g) SUBDIVISION OR COMBINATION OF STOCK OR STOCK DIVIDENDS. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, by split or otherwise, or issue additional shares of Common Stock as a dividend (other than a dividend in accordance with SECTION 3 hereof), or make any other distribution upon any class or series of stock payable in shares of Common Stock or Convertible Securities, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                    (h) CHANGES IN COMMON STOCK. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with or into another Person, or the sale, transfer or other disposition of all or substantially all of its assets to another corporation for cash or stock of such other corporation, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of Series C Preferred Stock shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of the Common Stock of the Corporation immediately theretofore issuable upon conversion of the Series C Preferred Stock, such kind and amount of shares of stock, securities (of the Corporation or another issuer) or property or cash as may be issuable or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore issuable upon conversion of the Series C Preferred Stock had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of each holder of Series C Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or property or cash thereafter deliverable upon the conversion thereof. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such reorganization, reclassification, consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holders of Series C Preferred Stock at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or properties or cash as, in accordance with the foregoing provisions, such holders may be entitled to acquire. The above provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

                    (i) CERTAIN EVENTS. If any event occurs as to which in the reasonable opinion of the Board of Directors of the Corporation, in good faith, the other provisions of this SECTION 7 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of the Series C Preferred Stock in accordance with the essential intent and principles of such provisions, then such Board of Directors, acting by a vote of at least a majority of the members thereof, shall provide for the benefit of holders of shares of Series C Preferred Stock an adjustment, if any, on a basis consistent with such essential intent and principles, necessary to preserve, without dilution, the rights of the holders of the Series C Preferred Stock. Upon such vote by the Board of Directors, the Corporation shall forthwith make the adjustments described therein; PROVIDED, HOWEVER, that no such adjustments shall have the effect of increasing the Conversion Price as otherwise determined pursuant to this SECTION 7 except in the event of a combination of shares of the type contemplated in
SECTION 7(g) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to SECTION 7(g).

                    (j) PROHIBITION OF CERTAIN ACTIONS. The Corporation will not take any action that would result in any adjustment of the Conversion Price pursuant to the terms hereof if the total number of shares of Common Stock issuable after such action upon conversion of all the Series C Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

                    (k) COMMON STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon the conversion of Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Corporation, and free from all liens and charges with respect to the issue thereof; and without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then effective Conversion Price. The Corporation will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation by the Corporation of any applicable law or regulation or agreement, or of any requirements of any domestic securities exchange upon which the Series C Preferred Stock or Common Stock may be listed. Without limiting the foregoing, the Corporation will take all such action as may be necessary to assure that, upon conversion of any of the Series C Preferred Stock, an amount equal to the lesser of (i) the par value of each share of Common Stock outstanding immediately prior to such conversion, or (ii) the Conversion Price shall be credited to the Corporation's stated capital account for each share of Common Stock issued upon such conversion, and that, if SECTION 7(k)(i) above is applicable, the balance of the Conversion Price of Series C Preferred Stock converted shall be credited to the Corporation's capital surplus account. If at any time the Corporation should not have a sufficient number of authorized shares of Common Stock to issue upon conversion of all then outstanding shares of Series C Preferred Stock or the shares of Series C Preferred Stock issuable upon exercise of outstanding options, rights or warrants to purchase Series C Preferred Stock, the Corporation covenants to take all steps necessary to amend its Certificate of Incorporation to increase the number of shares of authorized Common Stock to the extent necessary.

                    (l) PREFERRED STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Series C Preferred Stock, solely for the purpose of issue upon the declaration of a dividend on the outstanding Series C Preferred Stock, such number of shares of Series C Preferred Stock as shall then be issuable as a dividend on the Series C Preferred Stock. The Corporation covenants that all shares of Series C Preferred Stock that shall be issued as such dividends shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Corporation, and free from all liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that such shares of Series C Preferred Stock may be so issued without violation by the

Corporation of any applicable law or regulation or agreement, or of any requirements of any domestic securities exchange upon which the Series C Preferred Stock or the Common Stock may be listed. If at any time the Corporation should not have a sufficient number of authorized shares of Series C Preferred Stock to issue as dividends on the then outstanding shares of Series C Preferred Stock, the Corporation covenants to amend this resolution to increase the number of shares of authorized Series C Preferred Stock to the extent necessary.

                    (m) REGISTRATION AND LISTING OF COMMON STOCK. If any shares of Common Stock required hereunder to be reserved for purposes of conversion of Series C Preferred Stock require registration with or approval of any governmental authority under any Federal or state law (other than the Securities
Act) before such shares may be issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be. If and so long as the Common Stock is listed on any national securities exchange, the Corporation will, at its expense, obtain promptly and maintain the approval for listing on each such exchange upon official notice of issuance, of shares of Common Stock issuable upon conversion of the then outstanding Series C Preferred Stock and the shares of Series C Preferred Stock then issuable upon the exercise of options, rights or warrants to purchase Series C Preferred Stock, and maintain the listing of such shares after their issuance; and the Corporation will also list on such national securities exchange, will register under the Exchange Act and will maintain such listing of, any other securities that at any time are issuable upon conversion of the Series C Preferred Stock, if and at the time that any securities of the same class shall be listed on such national securities exchange by the Corporation.

                    (n) CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any Series C Preferred Stock in any manner that interferes with the timely conversion of such Series C Preferred Stock.

                    (o) STATEMENT OF ADJUSTMENT OF CONVERSION PRICE. Whenever the Conversion Price shall be adjusted as provided in SECTION 7(e), SECTION 7(g), SECTION 7(h) or SECTION 7(i) above, the Corporation shall forthwith file at its office a statement, signed by its independent certified public accountants, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by certified mail, return receipt requested, to each holder of shares of Series C Preferred Stock to such holder's address appearing on the Corporation's records. When appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of SECTION 7(p) below.

                    (p) NOTICE. In the event the Corporation shall propose to take any action of the types described in SECTION 7(e), SECTION 7(f), SECTION 7(g) or SECTION 7(h) above, the Corporation shall give notice to each holder of shares of Series C Preferred Stock. The notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property or cash that shall be deliverable or purchasable upon the

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occurrence of such action or deliverable upon conversion of shares of Series C
Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

                    (q) TAXES. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series C Preferred Stock. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Series C Preferred Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax, if any, has been paid.

               8. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation.

               9. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

               10. REISSUANCE OF PREFERRED STOCK. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to Series Cnd may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as preferred stock must be in compliance with the terms hereof.

               11. MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Series C Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series C Preferred Stock certificate, or in lieu of and substitution for the Series C Preferred Stock certificate lost, stolen or destroyed, a new Series C Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series C Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series C Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the transfer agent (if other than the Corporation), or, in the case of mutilation, upon surrender and cancellation of such mutilated certificate.


                            [SIGNATURE PAGE FOLLOWS]

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               IN WITNESS WHEREOF, Electric City Corp. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer on Jun 4, 2002.

                                             ELECTRIC CITY CORP.


                                             By  /s/ John Mitola
                                                 ----------------------
                                             Name:   John Mitola
                                             Title:  Chief Executive Officer



                 [SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]